                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               Davox Corporation
                (Name of Registrant as Specified In Its Charter)

                               Davox Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                               DAVOX CORPORATION
                            6 TECHNOLOGY PARK DRIVE
                         WESTFORD, MASSACHUSETTS 01886

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

                                 APRIL 26, 1995

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Davox Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, April 26, 1995 at 10:00 a.m. local time at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts, for the following purposes:

        1. To fix the number of directors constituting the Board of Directors at four and to elect a Board of Directors for the ensuing year.

        2. To ratify the selection of the firm Arthur Andersen, LLP as auditors for the fiscal year ending December 31, 1995.

        3. To transact such other business as may properly come before the meeting and any adjournments thereof.

        Only stockholders of record at the close of business on March 1, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                            By Order of the Board of Directors


                                            Timothy C. Maguire,
                                            SECRETARY

Boston, Massachusetts
March 24, 1995

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                               DAVOX CORPORATION
                            6 TECHNOLOGY PARK DRIVE
                        WESTFORD, MASSACHUSETTS 01886
                          -------------------------

                               PROXY STATEMENT

                          -------------------------

                                MARCH 24, 1995

        Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Davox Corporation (the "Company" or "Davox") for use at the Annual Meeting of Stockholders to be held on April 26, 1995 at 10:00 a.m. local time at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts 01886.

        Only stockholders of record as of March 1, 1995 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of that date, 6,612,745 shares of Common Stock, $.10 par value, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later executed proxy to the Secretary of the Company at any time before the original proxy is exercised.

        The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted as stated below under "Election of Directors." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

        The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

        The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. Votes may be cast in favor of or withheld from each nominee. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each such matter is required for approval. Abstentions and broker "non-votes" will have the practical effect of voting against each such matter since they are included in the number of shares present and voting on each such matter.

        The Board of Directors of the Company knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

        An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1994, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about March 24, 1995.


                    PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following table sets forth, as of March 1, 1995, certain information regarding the ownership of shares of the Company's Common Stock by
(i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date,
(ii) each Director and nominee of the Company, (iii) each Named Officer (as defined below) and (iv) all Directors, nominees and Executive Officers as a group:

Name and Address of                              Amount and Nature of
Beneficial Owner                                Beneficial Ownership (1)                Percent of Class
----------------                                ------------------------                ----------------
Entities and individuals associated with            1,423,937(2)                            21.5%
Gilder, Gagnon, Howe & Co.
1775 Broadway
New York, NY 10019

Entities and individuals associated with              637,809 (3)                            9.6%
Hambrecht & Quist Venture Partners
One Bush Street
18th Floor
San Francisco, CA  94104

Entities and individuals associated with            1,658,459 (4)                           25.0%
MK Global Ventures
2471 East Bayshore Road
Suite 520
Palo Alto, CA  94303

Entities and individuals associated with              603,860 (5)                            9.1%
Pioneer III, L.P. and Pioneer IV, L.P.
224 East 49th Street
New York, NY  10017

Alphonse M. Lucchese                                   78,726 (6)                            1.2%

Michael D. Kaufman                                  1,658,459 (4)                           25.0%

R. Scott Asen                                         603,860 (5)                            9.1%

Walter J. Levison                                        0 (7)                              *

James F. Mitchell                                   60,556 (8)                              *

Mark Donovan                                        34,201 (9)                              *

John E. Cambray                                     20,846 (10)                             *

Edward D. Kay                                        9,500 (11)                             *

Charles E. Carney                                        0                                  *

James Lawrence Doherty                                   0                                  *

All Directors, Nominees and Executive
    Officers as a group (11 Persons)             2,491,184 (12)                          36.2%

* Less than 1.0%
______________________________


(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. Includes all shares which the named person has the right to acquire within 60 days following March 1, 1995.

(2) Includes 19,718 shares beneficially owned by Gilder, Gagnon, Howe & Co. Also includes the following shares as to which Gilder, Gagnon, Howe & Co. disclaims beneficial ownership: (i) 874,269 shares held in customer accounts over which one or another of its partners or employees may have discretion to purchase or dispose of but over which Gilder, Gagnon, Howe & Co. does not have discretion; (ii) 516,850 shares held in accounts owned by its partners and by its partners' families and controlled by its partners; and (iii) 13,100 shares held in the account of its firm profit sharing plan controlled by certain of its partners.

(3) No entity or individual associated with Hambrecht & Quist Venture Partners beneficially owns in excess of 5% of the shares of Common Stock of the Company outstanding on such date.

(4) Includes 717,847 shares held by MK Global Ventures, 533,333 shares held by MK GVD Fund, 248,880 shares held by MK GVS Fund, 145,899 shares individually owned by Michael D. Kaufman, a director of the Company and 12,500 shares subject to options held by Mr. Kaufman which are exercisable within 60 days of March 1, 1995. Excludes 17,500 shares subject to options held by Mr. Kaufman which will not be exercisable within 60 days of March 1, 1995. Mr. Kaufman is the sole general partner of MK Global Management, which is the sole general partner of MK Global Ventures, which is the sole general partner of MK GVS Fund. Mr. Kaufman is the sole general partner of MK GVD Management, which is the sole general partner of MK GVD Fund.

(5) Includes 112,434 shares held by Pioneer III, L.P., 114,210 shares held by Pioneer IV, L.P., 20,000 shares owned by Asen and Co. f/b/o SDFJ, Inc., 324,716 shares individually owned by R. Scott Asen, a Director of the Company, and 32,500 shares subject to options held by Mr. Asen that are exercisable within 60 days of March 1, 1995. Excludes 17,500 shares subject to options which will not be exercisable within 60 days of March 1, 1995. Mr. Asen

[FN]
     and James G. Niven are the two general partners of Pioneer III, L.P. and Pioneer IV, L.P. They may therefore be deemed to be the beneficial owners of shares held by such entities. No entity or individual associated with Pioneer III, L.P. or Pioneer IV, L.P. beneficially owns in excess of 5% of the shares of Common Stock of the Company outstanding on such date, except for Mr. Asen who owns 5.4% including options exercisable within 60 days of March 1, 1995.

(6) Includes 77,726 shares subject to options held by Mr. Lucchese exercisable within 60 days following March 1, 1995. Also includes 1,000 shares held by an immediate family member of Mr. Lucchese. Excludes 424,079 shares subject to options held by Mr. Lucchese which will not be exercisable within 60 days of March 1, 1995.

(7) Excludes 40,000 shares subject to options granted to Mr. Levison which will not be exercisable within 60 days of March 1, 1995.

(8) Includes 60,500 shares subject to options held by Mr. Mitchell exercisable within 60 days following March 1, 1995. Excludes 146,250 shares subject to options held by Mr. Mitchell which will not be exercisable within 60 days of March 1, 1995.

(9) Includes 30,627 shares subject to options held by Mr. Donovan exercisable within 60 days following March 1, 1995. Excludes 44,373 shares subject to options held by Mr. Donovan which will not be exercisable within 60 days of March 1, 1995.

(10) Includes 20,433 shares subject to options held by Mr. Cambray exercisable within 60 days following March 1, 1995. Excludes 56,259 shares subject to options held by Mr. Cambray which will not be exercisable within 60 days of March 1, 1995.

(11) Includes 8,000 shares subject to options held by Mr. Kay exercisable within 60 days following March 1, 1995. Also includes 1,000 shares owned by an immediate family member of Mr. Kay. Excludes 54,000 shares subject to options held by Mr. Kay which will not be exercisable within 60 days of March 1, 1995.

(12) Includes 267,322 shares subject to options held by officers and non-employee Directors which are exercisable within 60 days following March 1, 1995. Also includes shares held by entities associated with Messrs. Asen and Kaufman as described in footnotes 3 and 5. Excludes 973,330 shares subject to options held by officers and non-employee Directors which will not be exercisable within 60 days of March 1, 1995.



                            ELECTION OF DIRECTORS

        The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees are unable to serve) for fixing the number of directors for the ensuing year at four and for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

        The Board of Directors met nine times, including written consents, during the fiscal year ended December 31, 1994. The Audit Committee of the Board of Directors, of which R. Scott Asen, Michael D. Kaufman and Walter J. Levison are members, oversees the accounting and tax functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors. The Audit Committee met once during the year ended December 31, 1994. The Compensation Committee of the Board of Directors, of which R. Scott Asen, Michael D. Kaufman and Walter J. Levison are members, reviews and makes recommendations concerning executive compensation. The Compensation Committee met twice during the year ended December 31, 1994. The Board of Directors does not currently have a standing nominating committee. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all Committees on which he serves.


                            OCCUPATIONS OF DIRECTORS

        The following table sets forth the nominees for Director, their ages as of the Record Date and their present positions with the Company.


Name                                  Age                     Position
----                                  ---                    --------
Alphonse M. Lucchese                  59              Chairman of the Board of
                                                   Directors, President and Chief
                                                       Executive Officer

Michael D. Kaufman (1)(2)             53                    Director

Walter J. Levison (1)(2)              76                    Director

R. Scott Asen (1)(2)                  50                    Director


___________________

(1)  Member of Compensation Committee

(2)  Member of Audit Committee

        The By-Laws of the Company provide that the Board of Directors shall be elected annually. Officers are elected by, and serve at the discretion of, the Board of Directors.

        Mr. Lucchese has served as President and Chief Executive Officer of the Company since July 1, 1994 and has served as Chairman of the Board of the Directors since August 9, 1994. Prior to his employment with the Company, Mr. Lucchese was President and Chief Executive Officer of Iris Graphics, Inc., a computer graphics hardware company, from 1987 until 1994. Mr. Lucchese is currently a director of Computer Telephone Company.

        Mr. Kaufman has been a Director of the Company since 1982. From 1981 to 1987, he was employed by Oak Management Corporation, which provides management and advisory services to Oak Investment Partners II, L.P. ("Oak II") and Oak Investment Partners III, L.P. ("Oak III"). From June 1981 to September 1986, Mr. Kaufman served as a general partner of Oak

II and Oak III. Mr. Kaufman is currently serving as the managing general partner of MK Global Ventures, an investment company, which is a stockholder of the Company. Mr. Kaufman currently serves as a director of Document Technologies, Inc., DISC, Inc., Proxim, Inc. and Hypermedia Communications, Inc.

        Mr. Levison has been a Director of the Company since June 1994. Mr. Levison has been a general partner of the Aegis Venture Funds, a group of limited partnerships, since 1982. Mr. Levison formerly served as a director of Chipcom Corporation and Scitex Corporation, and currently serves as a director of D.M. Management Company.

        Mr. Asen has been a Director of the Company since April 1992. Mr. Asen has been President of Asen & Co., Inc., an investment management firm, since 1983. He is also a general partner of Pioneer Associates, L.P., Pioneer III, L.P. and Pioneer IV, L.P., each a venture capital fund. Mr. Asen currently serves as a director of Biomagnetic Technologies, Inc.

DIRECTOR COMPENSATION

        All Non-employee Directors are compensated at a rate of $1,000 per meeting attended, plus normal travel expenses incurred in connection with attendance at such meetings. All Non-employee Directors are also compensated on an annual basis at the rate of $8,000. Non-employee Directors are also entitled to receive stock options pursuant to the 1988 Non-employee Director Stock Option Plan (the "1988 Plan").

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

        The following table shows compensation information with respect to services rendered to the Company in all capacities during the years ended December 31, 1994, 1993 and 1992 for (i) the individual who served as the Chief Executive Officer as of December 31, 1994; (ii) the other four most highly compensated executive officers of the Company; and (iii) two other individuals who would have been listed but for the fact that they were no longer with the Company at year end (collectively, the "Named Officers"):


                                                    SUMMARY COMPENSATION TABLE

                                                         Annual Compensation (1)           Long-Term Compensation Awards (2)
                                                         -----------------------           ---------------------------------
                                                                                         Securities Underlying        All Other
Name and Principal Position              Year            Salary($)    Bonus ($) (3)        Options / SARs (#)       Compensation
---------------------------              ----            ---------    -------------        ------------------       ------------

Alphonse M. Lucchese (4)                 1994            131,734       202,500 (9)              501,805              1,343 (10)
Chairman, President and                  1993                  -                -                     -                  -
Chief Executive Officer                  1992                  -                -                     -                  -

James F. Mitchell                        1994            149,133           22,000               150,000                  0
Senior Vice President and                1993            140,016                0                     0             45,407 (11)
Chief Technical Officer                  1992            140,016                0                65,000             20,687 (12)

John E. Cambray (5)                      1994            117,121                0                50,000                  0
Vice President -                         1993            106,988                0                10,000                  0
Development                              1992                  -                -                     -                  -

Edward D. Kay (6)                        1994            107,515                0                50,000                  0
Vice President  -                        1993                  -                -                     -                  -
Customer Service                         1992                  -                -                     -                  -

Mark Donovan                             1994             95,391                0                50,000                  0
Vice President - Operations              1993             95,016                0                     0                  0
                                         1992             95,016                0                15,000                  0

Charles E. Carney (7)                    1994            105,000                0               100,000             66,555 (13)
                                         1993            180,000                0                     0                  0
                                         1992            180,000                0               135,000                  0

J. Lawrence Doherty (8)                  1994             70,008                0                50,000             67,002 (14)
                                         1993            140,016                0                     0                  0
                                         1992            140,016                0                75,000                  0


_______________

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 1994, 1993 and 1992.


[FN]

(3) Indicates bonus payments earned by the Named Officers in the year indicated, for services rendered in such year, most of which were paid in the next subsequent year.

(4) Mr. Lucchese was elected President and Chief Executive Officer effective July 1, 1994. Mr. Lucchese was elected Chairman of the Board of Directors on August 9, 1994.

(5)  Mr. Cambray was elected Vice President - Development in November 1993.

(6) Mr. Kay joined the Company in October 1992 as Director of Technical Support and was elected Vice President - Customer Service on August 9, 1994.

(7) Mr. Carney served as President and Chief Executive Officer of the Company from June 1991 until June 30, 1994. Mr. Carney resigned from the Company effective August 1, 1994.

(8) Mr. Doherty resigned as Senior Vice President and Chief Financial Officer effective July 1, 1994.

(9) Includes: (i) a signing bonus of $112,500; and (ii) a performance based bonus of $90,000.

(10) Consists of life insurance premiums paid by the Company.

(11) Consists of forgiveness of obligations under advances made in a previous year.

(12) Consists of accrued vacation payments.

(13) Includes: (i) severance payments of $66,250 pursuant to a severance agreement between Mr. Carney and the Company; (ii) and life insurance premiums in the amount of $305 paid by the Company.

(14) Consists of severance payments paid pursuant to a severance agreement between Mr. Doherty and the Company.

                             OPTION GRANTS IN 1994

        The following table shows information regarding grants of stock options to the Named Officers during the year ended December 31, 1994.  The Company did not grant any stock appreciation rights in 1994.

                             Option Grants in 1994


                                Individual Grants
--------------------------------------------------------------------------------------------
                                                                                               Potential Realizable
                                                                                                 Value at Assumed
                                          Percent of Total                                     Annual Rates of Stock
                                              Options                                          Price Appreciation for
                                             Granted to         Exercise or                       Option Term (2)
                       Options Granted      Employees in        Base Price     Expiration         ---------------
       Name               (#) (1)            Fiscal Year        ($ / share)      Date           5%($)        10%($)
       ----               -------            -----------        -----------      ----           -----        ------
Alphonse M. Lucchese    400,000               28.1%                 2.50        5/24/04         628,900     1,593,700
                        101,805                7.1%                 3.50        9/23/04         244,088       567,863

James F. Mitchell       100,000                7.0%                 5.25         2/1/04         330,173       863,693
                         50,000                3.5%                 2.50        5/24/04          78,613       199,213

John E. Cambray          30,000                2.1%                 5.25         2/1/04          99,052       251,008
                         20,000                1.4%                 4.875      11/16/04          53,173       142,417

Edward D. Kay            10,000                  *                  2.50        5/24/04          15,723        39,843
                         40,000                2.8%                 4.875      11/16/04         106,347       284,835

Mark Donovan             50,000                3.5%                 5.25         2/1/04         165,086       418,346

Charles E. Carney       100,000 (3)            7.0%                 5.25              -               -             -

J. Lawrence Doherty      50,000 (4)            3.5%                 5.25              -               -             -


*Less than 1.0%

----------------------
(1)  The exercise price per share of each option was determined by the Compensation Committee to be equal to the fair market value per share of the Common Stock on the date of grant.

(2)  Amounts represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term.  These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options granted to their expiration date.  The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares.
The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

(3)  Mr. Carney's options terminated pursuant to their terms on August 30, 1994, thirty days after Mr. Carney's resignation from the Company.


(4) Mr. Doherty's options terminated pursuant to their terms on July 30, 1994, thirty days after Mr. Doherty's resignation from the Company.


                     OPTION EXERCISES AND YEAR-END VALUES

        Shown below is information with respect to options to purchase the Company's Common Stock granted to the Named Officers under the Company's stock option plans, including the number of unexercised options outstanding at December 31, 1994 and the value of such unexercised in-the-money options at December 31, 1994.


                      Option Values at December 31, 1994

                                                            Number of Unexercised           Value of Unexercised
                          Shares                                 Options at                     In-the-money
                         Acquired                            December 31, 1994                    Options at
                            on             Value                    (#)                     December 31, 1994 ($)(1)
Name                    Exercise(#)     Realized($)     Exercisable     Unexercisable     Exercisable     Unexercisable
----                    -----------     -----------     -----------     -------------     -----------     -------------

Alphonse M. Lucchese         0               0            65,000          436,805           186,875         1,154,009

James F. Mitchell         12,000          34,500          48,625          168,125           108,484           259,297

John E. Cambray              0               0            19,846           60,846            45,949            40,824

Edward D. Kay                0               0             6,750           55,250            20,719            62,781

Mark Donovan                 0               0            21,252           53,748            48,601            38,275

Charles E. Carney         33,500          20,938             0                0                 0                 0

J. Lawrence Doherty       27,500           3,438             0                0                 0                 0

_______________________

(1) Options granted to the Named Officers become fully vested immediately prior to the merger, consolidation, liquidation or sale of substantially all of the assets of the Company and terminate immediately after the effective date of such merger, consolidation, liquidation or sale.

(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1994 ($5.375 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market System on December 31, 1994) multiplied by the number of shares underlying the option.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). The three members of the Compensation Committee are non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company.

        Under the supervision of the Compensation Committee, the Company developed and implemented 1994 Executive Compensation Plans for the Chief Executive Officer and certain of the executive officers of the Company (the "Plans"). The Plans are designed to reward executive officers whose performance yields improvement in corporate operating results, market share and shareholder value. The ultimate goal of the Plans is to align the interests of management with those of the stockholders. Compensation under the Plans is comprised of cash compensation in the form of annual base salary, incentive compensation in the form of performance-based cash bonuses, and long-term incentive compensation in the form of stock options.

        In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee takes into account such factors as: (i) the Company's past financial performance and future expectations, (ii) the general and industry-specific business environment,
(iii) annual performance goals and (iv) corporate and individual performance. The base salaries are fixed at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies located in the northeastern United States of similar size and engaged in a similar business to that of the Company.

        Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals. The Chief Executive Officer is given quantitative goals such as specific goals for revenue generation and net profit. The other executive officers are evaluated using a method that measures performance against the achievement of both quantitative and qualitative criteria. The other executive officers are given quantitative goals such as specific targets for revenue generation and net profit, as well as specific functional objectives which are tailored to the requirements of their offices in the Company. Based on its evaluation and consideration of management's performance with respect to these criteria, the Compensation Committee determines cash bonuses.

        Incentive compensation in the form of stock options is designed to provide long term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Compensation Committee grants stock options to the Company's executive officers in consideration of the strategic goals and direction of the Company. The Company's 1986 Stock Plan (the "1986 Plan"), administered by the Board of Directors, is the vehicle for the granting of stock options.

        The 1986 Plan permits the Board of Directors to grant stock options to eligible employees, including executive officers. Options become exercisable in increments over time, contingent upon continued employment. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

        The Company also maintains the 1991 Employee Stock Purchase Plan (the "Stock Purchase Plan") in which all executives may participate on the same terms as non-executive employees who meet applicable eligibility criteria. The Stock Purchase Plan provides for the sale of shares of the Company's Common Stock to full-time employees of the Company pursuant to nontransferable options at less than fair market value. Employees who own 5% or more of the Common Stock of the Company and non-employee directors are not eligible to participate in the Stock Purchase Plan. As of the date hereof, 13,806 shares of Common Stock have been issued under the Stock Purchase Plan.

        The Revenue Reconciliation Act of 1933 limits the Company's ability to deduct for federal income tax purposes compensation in excess of $1,000,000 per executive for the Chief Executive Officer and four additional executive officers who are highest paid and employed at year end, except to the extent such excess constitutes performance-based compensation. The policy of the Board of Directors and the Compensation Committee is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where stockholder value is maximized by an alternate approach.

        The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

This report has been submitted by the members of the Compensation Committee:

                                R. Scott Asen

                              Michael D. Kaufman

                              Walter J. Levison

                               PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the five fiscal years ended December 31, 1994, with the cumulative total return on (i) the Nasdaq Market Value Index and (ii) a broad peer group index prepared by Media General consisting of Nasdaq listed companies grouped under SIC Code 366, Communications Equipment. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.




                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                 OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

--------------------------------------------------FISCAL YEAR ENDING----------------------------------------
COMPANY                  1989          1990           1991            1992            1993            1994
DAVOX CORPORATION        100          47.44           46.15           46.15          102.56          110.26
PEER GROUP INDEX         100          85.22          100.41          120.43          172.15          195.02
NASDAQ MARKET INDEX      100          81.12          104.14          105.16          126.14          132.44




                             SEVERANCE ARRANGEMENTS

        Pursuant to the terms of Mr. Lucchese's 1994 Executive Compensation Plan, if Mr. Lucchese is terminated without cause he will receive 12 monthly severance payments totaling the greater of (i) Mr. Lucchese's annual base salary in the year of termination; or (ii) Mr. Lucchese's prior year base salary plus any bonus earned in the prior year.

        Pursuant to the terms of Mr. Mitchell's 1994 Executive Compensation Plan, the Company shall continue Mr. Mitchell's base salary and medical benefits for a period of 12 months if Mr. Mitchell is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization that would require Mr. Mitchell to relocate.

        Pursuant to the terms of the Executive Compensation Plan for John J. Connolly, Vice President Finance and Chief Financial Officer, the Company shall continue Mr. Connolly's base salary and medical benefits for a period of 6 months if Mr. Connolly is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization of the finance department that would require Mr. Connolly to relocate.

        Pursuant to the terms of the Executive Compensation Plan for Douglas W. Smith, Vice President Sales and Marketing, the Company shall continue Mr. Smith's base salary and medical benefits for a period of 6 months if Mr. Smith is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization of the sales department that would require Mr. Smith to relocate.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company has adopted a policy that all transactions between the Company and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any loans by the Company to officers, directors, principal stockholders and their affiliates must be approved by a majority of the outside independent and disinterested directors.

        In September and October of 1994, the Company completed a private placement pursuant to which it sold 1,066,666 shares of its Common Stock at a price of $1.875 per share to a group of investors led by a current investor in the Company. In the private placement (i) R. Scott Asen, a director of the Company, purchased 106,667 shares and Asen & Company, of which Mr. Asen is a principal, purchased for the benefit of SDFJ, Inc. an additional 10,000 shares;
(ii) Michael Kaufman, also a director of the Company, purchased 53,333 shares and MK GVD, of which Mr. Kaufman is a principal, purchased an additional 533,333 shares; and (iii) Faherty Property Company, of which Michael Faherty, a director of the Company until August 9, 1994, is a principal, purchased 53,333 shares. Entities and individuals participating in the private placement were granted certain registration rights regarding the shares of Common Stock they purchased in the private placement.


                    RATIFICATION OF SELECTION OF AUDITORS

        The Board of Directors has selected the firm of Arthur Andersen, LLP independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1995. Arthur Andersen, LLP has served as the Company's auditors since fiscal year ended December 31, 1983. It is expected that a member of the firm will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of this selection.

                             SECTION 16 REPORTING

        Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it with respect to 1994, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in 1994 , with the following exceptions: Hambrecht & Quist filed late one Form 4.

                            STOCKHOLDER PROPOSALS

        Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company's principal executive offices not later than November 24, 1995. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                          EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                              DAVOX CORPORATION

            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alphonse M. Lucchese and James F. Mitchell and each or either of them, proxies with full power of substitution to vote all shares of stock of Davox Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, April 26, 1995, at 10:00 a.m. at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 24, 1995, a copy of which has been received by the undersigned.

                       (TO BE SIGNED ON REVERSE SIDE.)

/ X /  PLEASE MARK YOUR
       VOTES AS THIS
       EXAMPLE.

NOMINEES:  A.M. Lucchese, M.D. Kaufman,
           W.J. Levinson and R.S. Asen

                              FOR     WITHHELD                                                          FOR     AGAINST     ABSTAIN
1.  To fix the num-          /  /      /  /         2.  To ratify the selection of the firm of         /  /      /  /        /  /
    ber of directors                                    Arthur Andersen, LLP as auditors for
    constituting the                                    the Company for the fiscal year ending
    Board of Direc-                                     December 31, 1995.
    tors at four and
    to elect a Board
    of Directors for
    the ensuing year.

INSTRUCTIONS: To withhold for a specific nominee write that nominee's name on the space provided.

------------------------------------------------------------------------------



SIGNATURE(S)                                                    DATE
            ---------------------------------------------------     ----------

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.